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                                                                    EXHIBIT 12.1

                                      CSFB (USA), INC.
                       STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO
                            FIXED CHARGES AND PREFERRED DIVIDENDS
                              (In thousands, except for ratio)
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                                                                                                     FOR THE
                                                                                                    NINE MONTHS
                                                  FOR THE YEARS ENDED                                  ENDED
                                     ----------------------------------------------------------    -------------
                                         1995        1996        1997        1998        1999           9/00
Earnings:

  Income before provision for
   income taxes                      $  298,500   $  473,800  $  661,100  $  600,500  $  953,500    $   725,700

Add: Fixed Charges
  Interest expense (gross)            2,699,769    2,865,800   4,012,209   4,501,242   4,839,810      5,451,692

  Interest factor in rents               22,064       25,515      29,351      38,517      52,563         44,133
                                     ----------   ----------  ----------  ----------  ----------     ----------

  Total fixed charges                 2,721,833    2,891,315   4,041,560   4,539,759   4,892,373      5,495,825

Add: Preferred dividends                 19,868       18,653      12,144      21,310      21,180         15,867

  Combined fixed charges and
    preferred dividends               2,741,701    2,909,968   4,053,704   4,561,069   4,913,553      5,511,692

Earnings before fixed charges
  and provision for income taxes     $3,020,333   $3,365,115  $4,702,660  $5,140,259  $5,845,873     $6,221,525
                                     ==========   ==========  ==========  ==========  ==========     ==========
Ratio of earnings to fixed
  charges and preferred dividends          1.10         1.16        1.16        1.13        1.19           1.13
                                     ==========   ==========  ==========  ==========  ==========     ==========

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